As filed with the Securities and Exchange Commission on July 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement Under

The Securities Act of 1933

Spark Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8901733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8383 Wilshire Boulevard, Suite 800

Beverly Hills, CA 90211

(Address of principal executive offices)

(323) 836-3000

(Registrant’s telephone number, including area code)

SPARK NETWORKS, INC. 2007 OMINBUS INCENTIVE PLAN

(Full Title of the plans)

Adam S. Berger

Chief Executive Officer

Spark Networks, Inc.

8383 Wilshire Boulevard, Suite 800

Beverly Hills, California 90211

Telephone: (323) 836-3000

Fax: (323) 836-3333

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Katherine J. Blair, Esq.

Kirkpatrick & Lockhart Preston Gates Ellis LLP

10100 Santa Monica Boulevard

Seventh Floor

Los Angeles, CA 90067

Telephone: (310) 552-5000

Facsimile: (310) 552-5001

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share (2)	2,500,000 shares	$5.58	$13,950,000	$428.27

(1)	This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416 of the Securities Act of 1933, as amended.
(2)	Includes certain preferred stock purchase rights associated with the shares of Common Stock pursuant to the Rights Agreement, dated July 9, 2007.
(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation is based upon the average of the high and low prices of the Common Stock as reported on the American Stock Exchange on July 9, 2007.

EXPLANATORY NOTE

On July 9, 2007, Spark Networks plc (the “Predecessor Registrant”) completed a reorganization (the “Reorganization”) of its corporate structure through a scheme of arrangement pursuant to Section 425 of the Companies Act 1985 of the United Kingdom, resulting in the formation of a new holding parent company, Spark Networks, Inc. (the “Registrant” or “Spark”). Pursuant to the Reorganization, shares of common stock, par value $0.001 per share, of the Registrant were issued in exchange of the cancellation of ordinary shares, each having a nominal value of £0.01, of the Predecessor Registrant. As a result, the Predecessor Registrant is now a wholly-owned subsidiary of the Registrant.

PART I

Item 1.	Plan Information*

Item 2.	Registrant Information And Employee Plan Annual Information*

*	Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the “Exchange Act”, are incorporated by reference into this Registration Statement:

(1) The Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2) All reports filed by the Registrant or by the Predecessor Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006.

(3) The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K filed on July 9, 2007, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant can indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws.

The Registrant’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s bylaws further provide that its Board of Directors will indemnify, in the manner and to the fullest extent permitted by Delaware Law any person (or the estate of such person) who is or was a party to, or is threatened to be made party to, any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. The Registrant is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members or by independent legal counsel that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

The Registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the Registrant’s payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant has entered into indemnification agreements with its directors or officers, which indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors, and advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

The Registrant maintains a directors’ and officers’ insurance policy. The policy insures directors and other officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified its directors and officers. The policy contains various exclusions.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit
4.1*	Rights Agreement dated July 9, 2007 between the Registrant and The Bank of New York.

2

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP.
23.1	Consent of Ernst & Young.
23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1*	Spark Networks, Inc. 2007 Omnibus Incentive Plan.
99.2*	Form of Stock Option Agreement for 2007 Omnibus Incentive Plan
99.3*	Form of Restricted Stock Agreement for 2007 Omnibus Incentive Plan
99.4*	Form of Restricted Stock Unit Agreement for 2007 Omnibus Incentive Plan

*	Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 9, 2007.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on this 9th the day of July, 2007.

SPARK NETWORKS, INC.

/s/ ADAM S. BERGER
Adam S. Berger
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam S. Berger and Mark G. Thompson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ ADAM S. BERGER	Chief Executive Officer (Principal Executive Officer)	July 9, 2007
Adam S. Berger

/s/ MARK G. THOMPSON	Chief Financial Officer (Principal Financial and Accounting Officer)	July 9, 2007
Mark G. Thompson

/s/ DAVID E. SIMINOFF	Chairman of the Board of Directors	July 9, 2007
David E. Siminoff

/s/ MICHAEL A. BROWN	Director	July 9, 2007
Michael A. Brown

/s/ JONATHAN B. BULKELEY	Director	July 9, 2007
Jonathan B. Bulkeley

/s/ BENJAMIN A. DERHY	Director	July 9, 2007
Benjamin A. Derhy

/s/ CHRISTOPHER S. GAFFNEY	Director	July 9, 2007
Christopher S. Gaffney

/s/ LAURA B. LAUDER	Director	July 9, 2007
Laura B. Lauder

/s/ MICHAEL A. KUMIN	Director	July 9, 2007
Michael A. Kumin

/s/ SCOTT M. SASSA	Director	July 9, 2007
Scott M. Sassa

4

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1*	Rights Agreement dated July 9, 2007 between the Registrant and The Bank of New York.
5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP.
23.1	Consent of Ernst & Young.
23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (contained in exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1*	Spark Networks, Inc. 2007 Omnibus Incentive Plan.
99.2*	Form of Stock Option Agreement for 2007 Omnibus Incentive Plan
99.3*	Form of Restricted Stock Agreement for 2007 Omnibus Incentive Plan
99.4*	Form of Restricted Stock Unit Agreement for 2007 Omnibus Incentive Plan

*	Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 9, 2007.

5